ALPS ADVISORS, INC.

1290 Broadway, Suite 1000

Denver, CO 80203

December 9, 2025

Lucas Foss, President

Financial Investors Trust

1290 Broadway, Suite 1000

Denver, CO 80203

Re:	ALPS/Smith Total Return Bond Fund (the “Total Return Bond Fund”), ALPS/Smith Short Duration Bond Fund (the “Short Duration Bond Fund”), and ALPS/Smith Credit Opportunities Fund (the “Credit Opportunities Fund”) (each, a “Fund” and, collectively, the “Funds”) of the Financial Investors Trust (the “Trust”)

Dear Mr. Foss:

This letter confirms the agreement of ALPS Advisors, Inc. (the “Adviser”) and Smith Capital Investors, LLC (the “Sub-Adviser”) with the Trust to contractually limit the total amount of the “Management Fees” and “Other Expenses” that they are entitled to receive from the Funds. This letter agreement supersedes any prior agreement or understanding between the parties, whether oral or written, relating to the subject matter herein.

With respect to the Class A, Investor Class, Class C, and Class I shares of the Total Return Bond Fund, the Short Duration Bond Fund, and the Credit Opportunities Fund, to the extent the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A), after such expense reimbursement and/or fee waiver (exclusive of distribution and service (12b-1) fees, shareholder services fees, acquired fund fees and expenses, brokerage expenses, interest expense, taxes and extraordinary expenses), exceed 0.59%, 0.49%, and 0.90%, respectively, the Adviser will reduce the Management Fees payable to the Adviser with respect to a Fund to the extent of such excess, and/or shall reimburse the Fund (or class as applicable) by the amount of such excess. The waiver or reimbursement shall be allocated to each class of a Fund in the same manner as the underlying expenses or fees were allocated.

Each of the Adviser and the Sub-Adviser will allocate (for their purposes and not with respect to the Adviser’s waiver and reimbursement obligations to the Fund) the consequences of any such waivers or reimbursement incurred by the Adviser by attributing 67% of such amount to the Sub-Adviser and 33% of such amount to the Adviser with respect to each of the Funds.

To the extent the Adviser waives its Management Fees in accordance with the terms hereof, the Sub-Adviser agrees to proportionately waive its Sub-Advisory Management Fees on the basis described above. To the extent a Fund's operating expenses require the parties to reimburse fund expenses in accordance with the terms hereof, the Adviser agrees that it will reimburse the Fund 100% of the amounts due, including the Sub-Adviser’s pro-rata share. This is subject to the right of the Adviser to recoup from the Sub-Adviser the pro-rata amount (in the ratio as described above) reimbursed on the Sub-Adviser’s behalf, from any future Management Fees that are not subject to waiver, before the Sub-Adviser receives any Sub-Advisory Management Fees.

The Adviser will be permitted to recapture, on a class-by-class basis, expenses it has borne through this letter agreement to the extent that a Fund’s expenses in later periods fall below the annual rates set forth in this letter agreement; provided however, that such recapture payments do not cause a Fund’s expense ratio (after recapture) to exceed the lesser of (i) the expense cap in effect at the time of the waiver and (ii) the expense cap in effect at the time of the recapture. The Adviser will be permitted to recover from a Fund any Management Fees it has waived in connection with the Fund, and the Adviser agrees to remit such recoveries to the Sub-Adviser to the extent the Sub-Adviser is permitted to recover a portion of its Sub-Advisory Management Fees pursuant to the terms hereof.

Notwithstanding the foregoing, the Funds will not pay any such deferred fees and expenses more than thirty-six months after the date on which the fees or expenses were deferred, as calculated on a monthly basis.

The Adviser and the Sub-Adviser further agree that such fee waivers and reimbursements for the Funds are effective as of February 28, 2026 and shall continue at least through February 28, 2027.

SMITH CAPITAL INVESTORS, LLC

By:	/s/ R. Gibson Smith
Name:	R. Gibson Smith
Title:	Founder | CEO | CIO

ALPS ADVISORS, INC.

By:	/s/ Laton Spahr
Name:	Laton Spahr
Title:	President

Your signature below acknowledges acceptance of this letter agreement:

FINANCIAL INVESTORS TRUST

By:	/s/ Lucas Foss
Name:	Lucas Foss
Title:	President

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